Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-217801) of Guaranty Bancshares, Inc. of our report dated June 25, 2024, with respect to the statements of net assets available for benefits of the Guaranty Bancshares, Inc. Employee Stock Ownership Plan with 401(k) Provisions as of December 31, 2023 and 2022, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules of Form, 5500, Schedule H, Line 4a - Schedule of Delinquent Participant Contributions for the year ended December 31, 2023 and Form 5500, Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2023, which report appears in the annual report on Form 11-K of the Guaranty Bancshares, Inc. Employee Stock Ownership Plan with 401(k) Provisions for the year ended December 31, 2023.

/s/ Whitley Penn LLP

Plano, Texas

June 25, 2024